Exhibit (c)(4)

HIGHLY CONFIDENTIAL P r o j e c t P a n d a P r e s e n t a t i o n t o t h e S p e c i a l C o m m i t t e e o f t h e B o a r d o f D i r e c t o r s July 26, 2022

HIGHLY CONFIDENTIAL

Summary of Transaction

Transaction Structure	➢ Panda Investment Management, LLC will acquire all outstanding Class A shares of Panda Investment Management, Inc. by way of a merger of a newly formed subsidiary of Panda Investment Management, LLC with Panda Investment Management, Inc.
Merger Consideration for Class A Shares	➢ $9.60 per share of Class A common stock
Implied Transaction Equity Value	➢ $168mm (at $9.60 / Class A common stock)[1]
Financing	➢ $200mm of total debt commitments for a senior secured term loan facility ▪ Lead Arranger / Agent: JPMorgan Chase Bank, N.A. ▪ Maturity: five years from the closing date ▪ Pricing: SOFR + 0.10% credit spread adjustment + 2.50% drawn pricing (subject to change based on leverage-based grid)
Other Provisions	➢ "No-shop" / non-solicitation with ability to consider unsolicited, potentially superior proposals ➢ Reverse termination fee: If the merger agreement is terminated due to certain conditions, Panda Investment Management, LLC is subject to pay a reverse termination fee of $8,000,000 in cash, to the Class A shareholders as a one-time special dividend

Source: Merger Agreement and Senior Credit Facility Commitment Letter. [1] Based on diluted Class A shares outstanding as of 25-July-2022, per Merger Agreement, consisting of 16,695,511 shares of Class A Common Stock issued and outstanding, 239,539 shares of Class A Common Stock subject to outstanding Company Options, 648,722 shares of Class A Common Stock underlying Company Deferred Stock Awards, 42,272 shares of Class A Common Stock underlying Company Restricted Shares, and 40,000 shares of Class A Common Stock underlying Company Phantom Shares (note: options dilution calculated using treasury stock method).

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HIGHLY CONFIDENTIAL

Premiums and Multiples Overview

Class B-1 Units Treated as Economically Equivalent to Class B Units

($ in millions except per share data)

		Merger Consideration
Purchase Price per Class A Share		$9.60
Implied Premium to Spot (22-July-2022)	*$6.84*	*40.4%*
Implied Premium / (Discount) to 30-Day VWAP	*$6.59*	*45.6%*
Implied Premium / (Discount) to 52-Week High	*$11.87*	*(19.1%)*
Class A Diluted Shares Outstanding (as of 30-June-2022)		17.5
Implied Transaction Equity Value		**$168**
Total Diluted Shares Outstanding (as of 30-June-2022)		87.9
Implied Equity Value		**$844**
Excess Cash		(3)
Investments		(19)
Debt		0
Present Value of Existing Tax Benefits		(2)
Implied Enterprise Value		**$820**

	Metric		Peers Median
EV / 2022E EBITDA	$96	8.5x	7.3x
P / 2022E EPS	$0.74	12.9x	9.6x

Source: Company filings and Panda management projections. Market data as of 22-July-2022. Note: Assumes $30M of minimum cash requirement per management. Peers median multiple represents median multiples of AMG, JHG, FHI, APAM, BSIG, VCTR and VRTS. Class B-1 units treated as economically equivalent to Class B units. See appendix for treatment of Class B-1 units with treasury stock method. Options dilution calculated using treasury stock method. Management equity value to enterprise value bridge is based on 30-June-2022 balance sheet and Panda management's guidance related to assumptions on excess cash and investments. Based on public share count and balance sheet information as of 31-March-2022 (10-K and 10-Q) and management's 2022E EBITDA estimate, EV / 2022E EBITDA would be 8.0x at the merger consideration of $9.60.

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HIGHLY CONFIDENTIAL

Summary Financial Analyses

■ Class B-1 Units Treated as Economically Equivalent to Class B Units

⬚ Treasury Stock Method Value for Class B-1 Units

Discounted Cash Flow Analysis	Terminal P / E Multiple	8.0x – 12.0x
	Discount Rate	11.0% – 9.5%
Present Value of Future Stock Price and Dividends[1]	P / LTM EPS	8.0x – 12.0x
	Dividend Payout Ratio	65.0%
	Cost of Equity	11.0% – 10.0%
Premia to Closing Price of $6.81 as of 3-June-2022	1st to 3rd Quartile of Final Premia for 13E-3 Transactions with US Incorporated Targets with Public Initial Proposals[2]	32% – 58%
Precedent Transactions (Change of Control Transactions)	EV / LTM EBITDA	6.4x – 12.8x
	EV / 2022E EBITDA	6.4x – 12.8x


Current (22-July-2022): $6.84
Merger Consideration: $9.60
$9.85
$7.51
$10.65
$5.97
$9.53
$9.01
$10.78
$15.62
$8.13
$16.47
$14.07
$7.35
$14.93

Source: Company filings, Panda management projections and FactSet. Market data as of 22-July-2022.
[1] Class B-1 units treated as economically equivalent to Class B units. [2] For 13E-3 transactions, original premium is the premium implied by the first publicly announced proposal (which may or may not have reflected an agreed to transaction price in an definitive agreement) over the price of the unaffected date. Final premium is implied by the transaction price over the same unaffected date.

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HIGHLY CONFIDENTIAL D i s c o u n t e d C a s h F l o w A n a l y s i s O u t p u t s Class B-1 Units Treated as Economically Equivalent to Class B Units Implied Price per Class A Share Discount Rate $8.6 9.50% 9.88% 10.25% 10.63% 11.00% 12.0x $9.85 $9.72 $9.59 $9.47 $9.35 Terminal 11.0x $9.36 $9.24 $9.12 $9.01 $8.89 Earnings 10.0x $8.86 $8.75 $8.65 $8.54 $8.43 Multiple 9.0x $8.37 $8.27 $8.17 $8.07 $7.97 8.0x $7.88 $7.78 $7.69 $7.60 $7.51 Implied Price / EPS (2022E EPS of $0.74) Discount Rate 9.50% 9.88% 10.25% 10.63% 11.00% 12.0x 13.3x 13.1x 12.9x 12.8x 12.6x Terminal 11.0x 12.6x 12.4x 12.3x 12.1x 12.0x Earnings 10.0x 11.9x 11.8x 11.6x 11.5x 11.4x Multiple 9.0x 11.3x 11.1x 11.0x 10.9x 10.7x 8.0x 10.6x 10.5x 10.4x 10.2x 10.1x Implied Perpetuity Growth Rate Discount Rate ($0.0) 9.50% 9.88% 10.25% 10.63% 11.00% 12.0x 0.7% 1.0% 1.4% 1.7% 2.0% Terminal 11.0x (0.0%) 0.3% 0.6% 1.0% 1.3% Earnings 10.0x (0.9%) (0.5%) (0.2%) 0.1% 0.4% Multiple 9.0x (1.9%) (1.6%) (1.3%) (1.0%) (0.6%) 8.0x (3.2%) (2.9%) (2.5%) (2.2%) (1.9%) Source: Company filings and Panda management. Note: Class B-1 units treated as economically equivalent to Class B units. July 2022 5

HIGHLY CONFIDENTIAL P r e s e n t Va l u e o f F u t u r e S t o c k P r i c e a n d D i v i d e n d s 1 0 . 5 % C o s t o f E q u i t y | LT M M u l t i p l e | D i v i d e n d P a y o u t o f 6 5 % Class B-1 Units Treated as Economically Equivalent to Class B Units $ / Panda Share At 10.5% Cost of Equity $12.00 Low of 8.0x LTM EPS Mid of 10.0x LTM EPS High of 12.0x LTM EPS $9.47 $8.90 $9.03 $8.57 $8.27 $8.04 $7.98 $7.74 $8.00 $7.49 $7.42 $7.23 $7.04 $6.61 $6.46 $6.28 $6.08 $6.19 $6.10 $4.00 2022E 2023E 2024E 2025E 2026E 2027E LTM EPS / Share $0.74 $0.83 $0.83 $0.81 $0.82 $0.82 DPS Estimate¹ $0.45 $0.54 $0.54 $0.53 $0.53 $0.53 Source: Panda management projections and company filings. Note: Future share price and dividends discounted to 30-June-2022. 1 Panda management targets a cash dividend payout ratio (per share) of 60% to 70% of EPS. 2022E dividend per share calculated using dividend payout July 2022 6 ratio of 65% multiplied by 2022E EPS less $0.03 of dividend per share paid on 20-May-2022.

HIGHLY CONFIDENTIAL

Premia Paid in Precedent 13E-3 Transactions over $100M with Controlling Shareholders (% Held>50%)

($mm)			Median		Average	
	Number of Deals	Median Consideration	Original Premium	Final Premium	Original Premium	Final Premium
All Precedents	**27**	**$486**	**22%**	**35%**	**25%**	**39%**
Of Which US Incorporated Only	***16***	***$356***	***26%***	***44%***	***26%***	***45%***

First Proposal	Price per Share	Consideration	Premium vs. Closing Price of $6.81 on 03-June-2022
June 3rd Non-Binding Proposal	$8.50	$149	25%

Final	Price per Share	Consideration	Premium vs. Closing Price of $6.81 on 03-June-2022
Merger Consideration	$9.60	$168	41%

Source: Deal Point Data and company filings. Includes pending and completed acquisitions of public targets listed in the US. Excludes GP-LP transactions. Original premium is the premium implied by the first publicly announced proposal (which may or may not have reflected an agreed to transaction price in an definitive agreement) over the price of the unaffected date. Final premium is implied by the transaction price over the same unaffected date. For US Incorporated targets, 1st quartile of final premium is 32% and 3rd quartile of final premium is 58%.

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HIGHLY CONFIDENTIAL S e l e c t e d Tr a d i t i o n a l A s s e t M a n a g e m e n t C h a n g e o f C o n t r o l Tr a n s a c t i o n s (AUM and Implied Purchase Price in billions) Annoucement Implied Purchase Purchase Price Implied Referenced Year Date Target Buyer Target AUM Price (100%) as % of AUM Multiple Multiple 1 2022 Apr-22 Manning & Napier Callodine Group $21 $0.3 1.4% 6.4x EV / LTM EBITDA As Reported EV / 1H 2021A 2 Thompson, Siegel 2021 May-21 Pendal Group 25 0.3 1.3% 7.6x Annualized EBITDA (Excluding & Walmsley Synergies) 3 As Reported Headline Acquisition 2020 Dec-20 Waddell & Reed Macquarie / LPL 131 1.7 1.3% 10.0x EV / EBITDA Barrow, Hanley, 2020 4 Jul-20 Mewhinney & Perpetual 44 0.4 1.0% 8.0x As Reported EV / Pro Forma EBITDA Strauss As Reported EV / EBITDA 5 USAA Asset 2018 Nov-18 Victory Capital 69 0.9 1.2% 6.9x (Excluding Earnout, Expected Management Synergies and Tax Benefit) Hermes 6 Federated As Reported EV / 2017A EBITDA 2018 Apr-18 Investment 45 0.6 1.3% 12.8x Investors (Post Minority Interest) Management Median 1.3% 7.8 x Mean 1.3% 8.6 x Source: Company filings. Please see appendix for detailed footnotes. July 2022 8

A Appendix July 2022 9

HIGHLY CONFIDENTIAL

Premiums and Multiples Overview

Treasury Stock Method Value for Class B-1 Units

($ in millions except per share data)

		Merger Consideration
Purchase Price per Class A Share		$9.60
Implied Premium to Spot (22-July-2022)	*$6.84*	*40.4%*
Implied Premium / (Discount) to 30-Day VWAP	*$6.59*	*45.6%*
Implied Premium / (Discount) to 52-Week High	*$11.87*	*(19.1%)*
Class A Diluted Shares Outstanding (as of 30-June-2022)		17.5
Implied Transaction Equity Value		**$168**
Total Diluted Shares Outstanding (as of 30-June-2022)		79.7
Implied Equity Value		**$765**
Excess Cash		(3)
Investments		(19)
Debt		0
Present Value of Existing Tax Benefits		(2)
Implied Enterprise Value		**$741**

	Metric		Peers Median
EV / 2022E EBITDA	$96	7.7x	7.3x
P / 2022E EPS	$0.74	12.9x	9.6x

Source: Company filings and Panda management projections. Market data as of 22-July-2022. Note: Assumes $30M of minimum cash requirement per management. Peers median multiple represents median multiples of AMG, JHG, FHI, APAM, BSIG, VCTR and VRTS. Class B-1 units and options dilution calculated using treasury stock method. Management equity value to enterprise value bridge is based on 30-June-2022 balance sheet and Panda management's guidance related to assumptions on excess cash and investments. Based on public share count and balance sheet information as of 31-March-2022 (10-K and 10-Q) and management's 2022E EBITDA estimate, EV / 2022E EBITDA would be 7.4x at the merger consideration of $9.60.

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HIGHLY CONFIDENTIAL

Summary Financial Analyses

Class B-1 Units Treated Economically Equivalent to Class B Units

Discounted Cash Flow Analysis	Terminal P / E Multiple	8.0x – 12.0x
	Discount Rate	11.0% – 9.5%
Precedent Transactions (Change of Control Transactions)	EV / LTM EBITDA	6.4x – 12.8x
	EV / 2022E EBITDA	6.4x – 12.8x



Current (22-July-2022): $6.84
Merger Consideration: $9.60
$7.51
$9.85
$8.13
$15.62
$7.35
$14.07

Source: Company filings, Panda management projections and FactSet. Market data as of 22-July-2022.

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HIGHLY CONFIDENTIAL S u m m a r y F i n a n c i a l A n a l y s e s Tr e a s u r y S t o c k M e t h o d V a l u e f o r C l a s s B—1 U n i t s Current (22-July- Merger 2022): $6.84 Consideration: $9.60 Terminal P / E Multiple 8.0x – 12.0x $8.24 $10.65 Discounted Cash Flow Analysis Discount Rate 11.0% – 9.5% EV / LTM EBITDA 6.4x – 12.8x $8.98 $16.47 Precedent Transactions (Change of Control Transactions) EV / 2022E EBITDA 6.4x – 12.8x $8.19 $14.93 Source: Company filings, Panda management projections and FactSet. Market data as of 22-July-2022. July 2022 12

HIGHLY CONFIDENTIAL

Discounted Cash Flow Analysis Inputs

Class B-1 Units Treated as Economically Equivalent to Class B Units

($M)	Jul - Dec 2022E	2023E	2024E	2025E	2026E	2027E
Year-End AUM ($B)	$52.2	$55.7	$58.2	$60.6	$62.9	$65.0
Total Revenue	$103	$212	$220	$223	$228	$233
YoY Growth (%)		*N/A*	*3.8%*	*3.7%*	*1.4%*	*2.5%*
EBITDA	**$44**	**$99**	**$100**	**$100**	**$102**	**$104**
EBITDA Margin (%)	*43.2%*	*46.6%*	*45.5%*	*45.0%*	*44.7%*	*44.5%*
D&A	(1)	(1)	(1)	(1)	(1)	(1)
Investment G&L	8	2	3	3	3	3
Operating Income	**$51**	**$100**	**$101**	**$102**	**$104**	**$106**
UBT	(2)	(4)	(4)	(4)	(4)	(4)
Unlevered Net Income	**$49**	**$96**	**$97**	**$98**	**$100**	**$102**
D&A	1	1	1	1	1	1
Rent Expense Adjustment	2	2	1	1	2	(0)
Changes in Net Working Capital	4	0	0	0	0	0
CapEx	(0)	(2)	(1)	(1)	(1)	(1)
Seed Investment	0	(5)	(5)	(5)	(5)	(5)
Distributable Cash Flow	**$56**	**$92**	**$94**	**$94**	**$97**	**$97**
YoY Growth (%)		*N/A*	*2.1%*	*0.5%*	*3.5%*	*(0.6%)*
Inc. Diluted Class A Shares	*17.5*	*17.5*	*17.5*	*17.5*	*17.5*	*17.5*
Diluted Shares Outstanding	*87.9*	*87.9*	*87.9*	*87.9*	*87.9*	*87.9*
Inc. Ownership	*20%*	*20%*	*20%*	*20%*	*20%*	*20%*
Cash Flow Distribution to Inc.	$11	$18	$19	$19	$19	$19
Tax	(3)	(5)	(5)	(5)	(5)	(5)
Inc. Unlevered Net Income	**$8**	**$14**	**$14**	**$14**	**$14**	**$14**

- Balance sheet and share count as of 30-June-2022
- Mid-year cash flow convention
- UBT cash tax rate of 4.0% and Panda Inc. marginal cash tax rate of 25.7%

Source: Company filings and Panda management projections. Note: Assumes $30M of minimum cash requirement per management. Class B-1 units treated as economically equivalent to Class B units.

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HIGHLY CONFIDENTIAL

Discounted Cash Flow Analysis Inputs

Treasury Stock Method Value for Class B-1 Units

($M)	Jul - Dec 2022E	2023E	2024E	2025E	2026E	2027E
Year-End AUM ($B)	$52.2	$55.7	$58.2	$60.6	$62.9	$65.0
Total Revenue	$103	$212	$220	$223	$228	$233
YoY Growth (%)		*N/A*	*3.8%*	*3.7%*	*1.4%*	*2.5%*
EBITDA	**$44**	**$99**	**$100**	**$100**	**$102**	**$104**
EBITDA Margin (%)	*43.2%*	*46.6%*	*45.5%*	*45.0%*	*44.7%*	*44.5%*
D&A	(1)	(1)	(1)	(1)	(1)	(1)
Investment G&L	8	2	3	3	3	3
Operating Income	**$51**	**$100**	**$101**	**$102**	**$104**	**$106**
UBT	(2)	(4)	(4)	(4)	(4)	(4)
Unlevered Net Income	**$49**	**$96**	**$97**	**$98**	**$100**	**$102**
D&A	1	1	1	1	1	1
Rent Expense Adjustment	2	2	1	1	2	(0)
Changes in Net Working Capital	4	0	0	0	0	0
CapEx	(0)	(2)	(1)	(1)	(1)	(1)
Seed Investment	0	(5)	(5)	(5)	(5)	(5)
Distributable Cash Flow	**$56**	**$92**	**$94**	**$94**	**$97**	**$97**
YoY Growth (%)		*N/A*	*2.1%*	*0.5%*	*3.5%*	*(0.6%)*
Inc. Diluted Class A Shares	*17.5*	*17.5*	*17.5*	*17.5*	*17.5*	*17.5*
Diluted Shares Outstanding	*79.7*	*79.7*	*79.7*	*79.7*	*79.7*	*79.7*
Inc. Ownership	*22%*	*22%*	*22%*	*22%*	*22%*	*22%*
Cash Flow Distribution to Inc.	$12	$20	$21	$21	$21	$21
Tax	(3)	(5)	(5)	(5)	(5)	(5)
Inc. Unlevered Net Income	**$9**	**$15**	**$15**	**$15**	**$16**	**$16**

- Balance sheet and share count as of 30-June-2022
- Mid-year cash flow convention
- UBT cash tax rate of 4.0% and Panda Inc. marginal cash tax rate of 25.7%

Source: Company filings and Panda management projections. Note: Assumes $30M of minimum cash requirement per management. Class B-1 units and options dilution calculated using treasury stock method.

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HIGHLY CONFIDENTIAL D i s c o u n t e d C a s h F l o w A n a l y s i s O u t p u t s Treasury Stock Method Value for Class B-1 Units Implied Price per Class A Share Discount Rate $9.4 9.50% 9.88% 10.25% 10.63% 11.00% 12.0x $10.65 $10.55 $10.45 $10.35 $10.25 Terminal 11.0x $10.12 $10.02 $9.93 $9.84 $9.75 Earnings 10.0x $9.59 $9.50 $9.41 $9.33 $9.24 Multiple 9.0x $9.05 $8.97 $8.89 $8.82 $8.74 8.0x $8.52 $8.45 $8.38 $8.31 $8.24 Implied Perpetuity Growth Rate Discount Rate ($0.0) 9.50% 9.88% 10.25% 10.63% 11.00% 12.0x 0.7% 1.0% 1.4% 1.7% 2.0% Terminal 11.0x (0.0%) 0.3% 0.6% 1.0% 1.3% Earnings 10.0x (0.9%) (0.5%) (0.2%) 0.1% 0.4% Multiple 9.0x (1.9%) (1.6%) (1.3%) (1.0%) (0.6%) 8.0x (3.2%) (2.9%) (2.5%) (2.2%) (1.9%) Source: Company filings and Panda management projections. Note: Class B-1 units and options dilution calculated using treasury stock method. Implied P / 2022E EPS not shown due to 2022E EPS assuming Class B-1 units are treated as economically equivalent to Class B July 2022 15 units per Panda management.

HIGHLY CONFIDENTIAL P r e s e n t Va l u e o f F u t u r e S t o c k P r i c e a n d D i v i d e n d s LT M M u l t i p l e | D i v i d e n d P a y o u t o f 6 5 % Class B-1 Units Treated as Economically Equivalent to Class B Units Sensitivity Analysis Cost of Equity LTM P/E Multiple 2022E 2023E 2024E 2025E 2026E 2027E 10.0% 8.0x $6.09 $6.65 $6.52 $6.36 $6.30 $6.22 10.0% 10.0x 7.51 8.09 7.82 7.53 7.36 7.19 10.0% 12.0x 8.92 9.53 9.12 8.70 8.42 8.15 10.5% 8.0x 6.08 6.61 6.46 6.28 6.19 6.10 10.5% 10.0x 7.49 8.04 7.74 7.42 7.23 7.04 10.5% 12.0x 8.90 9.47 9.03 8.57 8.27 7.98 11.0% 8.0x 6.06 6.57 6.39 6.19 6.08 5.97 11.0% 10.0x 7.47 7.98 7.66 7.32 7.10 6.89 11.0% 12.0x 8.88 9.40 8.93 8.45 8.12 7.81 Source: Panda management projections and company filings. Note: Future share price and dividends discounted to 30-June-2022. Panda management targets a cash dividend payout ratio (per share) of 60% to 70% of EPS. 2022E dividend per share calculated using dividend payout July 2022 16 ratio of 65% multiplied by 2022E EPS less $0.03 of dividend per share paid on 20-May-2022.

HIGHLY CONFIDENTIAL

WACC Analysis

	Multi-Boutiques			Previously Multi-Boutique (Ongoing Divestiture Program)	Other Managers				
($M)	Affiliated Managers	Victory Capital	Virtus	BrightSphere	Janus Henderson	Artisan Partners	Federated Hermes	Median	Panda
2Y Weekly Beta (BBG)	1.34	0.99	1.44	1.37	1.31	1.38	1.06	1.34	1.33
5Y Weekly Beta (BBG)	*1.37*	*1.04*	*1.58*	*1.43*	*1.27*	*1.32*	*1.22*	*1.32*	*1.20*
Market Cap	$4,951	$1,849	$1,505	$799	$4,263	$3,194	$3,354		$592
Net Debt	2,110	1,043	179	274	(501)	12	138		(3)
Total Capital	$7,061	$2,892	$1,684	$1,073	$3,763	$3,206	$3,492		$589
Equity as % of Total Cap.	70%	64%	89%	74%	113%	100%	96%	89%	101%
Debt as % of Total Cap.	30%	36%	11%	26%	(13%)	0%	4%	11%	(1%)
Cost of Equity	10.8%	8.9%	11.4%	11.0%	10.7%	11.1%	9.3%	10.8%	10.8%

Panda WACC Calculation

Beta Range	1.20	-	1.33
Cost of Equity	**10.1%**	**-**	**10.8%**
BSIG YTW (Maturity: 4 Years)		7.0%	
Duration Adjustment		0.5%	
Cost of Debt (Pre-Tax)		**7.5%**	
Marginal Tax Rate		25.7%	
Cost of Debt		**5.6%**	
Target Equity Funding	90.0%	-	100.0%
Target Debt Funding	10.0%	-	0.0%
WACC	**9.6%**	**-**	**10.8%**

Selected Cost of Equity Range of 10.0% – 11.0%

Selected WACC Range of 9.5% – 11.0%

Source: Bloomberg, Duff & Phelps, FactSet and public filings. Market data as of 22-July-2022.
Note: Assumes equity risk premium of 5.6% per Duff & Phelps. Risk free rate represents YTW of 30-year UST with 20-year remaining life. Marginal tax rate per Panda management. Panda's market cap assumes Class B-1 units treated as economically equivalent to Class B units. Assumes $30M of minimum cash requirement per Panda management.

ARDEA July 2022 | 17

HIGHLY CONFIDENTIAL C o s t o f D e b t – S e l e c t e d P e e r s Duration Spread vs. Bond Adjustment Treasury Treasury 20-Year Adjusted Debt / Rating Maturity YTW to 20-Year Maturity Yield (YTW) Treasury¹ Cost of Debt Capital Janus Henderson JHG 4 7⁄8 08/01/25 Corp BBB 01-Aug-2025 4.34% 17.0 16.8 2.95% 0.40% 4.74% (13.3%) AMG AMG 3.3 06/15/30 Corp BBB+ 15-Jun-2030 4.50% 12.1 13.6 2.70% 0.64% 5.14% 29.9% AMG 4 1⁄4 02/15/24 Corp BBB+ 15-Feb-2024 3.75% 18.4 18.3 3.27% 0.07% 3.81% 29.9% AMG 3 1⁄2 08/01/25 Corp BBB+ 01-Aug-2025 3.55% 17.0 16.8 2.95% 0.40% 3.95% 29.9% APAM APAM 4.53 08/16/27 Corp NR 16-Aug-2027 9.80% 14.9 14.8 2.79% 0.55% 10.35% 0.4% APAM 5.82 08/16/22 Corp NR 16-Aug-2022 1.02% 19.9 19.8 3.26% 0.09% 1.11% 0.4% APAM 4.29 08/16/25 Corp NR 16-Aug-2025 6.18% 16.9 16.8 2.95% 0.40% 6.57% 0.4% BSIG BSIG 4.8 07/27/26 Corp BB+ 27-Jul-2026 6.97% 16.0 15.8 2.84% 0.51% 7.48% 25.6% Median 4.42% 4.94% Average 5.01% 5.39% Source: Bloomberg, FactSet and public filings. Market data as of 22-July-2022. ¹ vs. YTW of 30-year UST with 20-year remaining life of 3.34%. July 2022 18

HIGHLY CONFIDENTIAL

Precedent 13E-3 Transactions Premium (% Held>50%)

Deal Size $100 million+ | Since 2012

Announced Date	Acquirer Name	Target Name	Incorporated	Held %	Consideration ($bn)	Original Premium	Final Premium
US Incorporated							
30-Aug-2021	Geneve Holdings, Inc.	Independence Holding Company	Delaware	63%	$0.3	19%	36%
02-Jul-2021	Banco Santander, S.A.	Santander Consumer USA Holdings Inc.	Delaware	80%	2.5	7%	14%
04-Sep-2020	Farm Bureau Mutual, Iowa Farm Bureau Federation	FBL Financial Group, Inc.	Iowa	61%	0.6	26%	64%
31-Aug-2020	Ionis Pharmaceuticals, Inc.	Akcea Therapeutics, Inc.	Delaware	76%	0.5	59%	59%
27-Nov-2019	Kyocera Corporation	AVX Corporation	Delaware	72%	1.0	30%	45%
11-Nov-2019	Insider Buyout	Cellular Biomedicine Group, Inc.	Delaware	52%	0.2	10%	12%
24-Apr-2019	Sonic Financial Corporation	Speedway Motorsports, Inc.	Delaware	71%	0.3	29%	42%
16-Nov-2018	Employers Mutual Casualty Company	EMC Insurance Group Inc.	Iowa	55%	0.4	25%	50%
09-Nov-2018	NASCAR Holdings, Inc.	International Speedway Corporation	Florida	75%	1.3	6%	14%
19-Jun-2018	Roche Holding Ltd	Foundation Medicine, Inc.	Delaware	57%	2.3	29%	29%
09-Jan-2018	Insider Buyout	AmTrust Financial Services, Inc.	Delaware	55%	1.4	21%	45%
06-Mar-2017	Steel Partners Holdings L.P.	Handy & Harman Ltd.	Delaware	70%	0.1	4%	33%
07-Mar-2016	American Financial Group, Inc.	National Interstate Corporation	Ohio	51%	0.3	33%	44%
29-Feb-2016	Icahn Enterprises L.P.	Federal-Mogul Holdings Corporation	Delaware	82%	0.3	41%	101%
15-Jan-2016	Insider Buyout	Synutra International, Inc.	Delaware	63%	0.1	54%	58%
20-Feb-2013	Chiesi Farmaceutici S.p.A.	Cornerstone Therapeutics Inc.	Delaware	65%	0.3	22%	73%
Non-US Incorporated							
10-Feb-2021	Insider Buyout	New Frontier Health Corporation	Cayman Islands	40%[1]	$0.8	24%	24%
17-Sep-2020	Insider Buyout	51job, Inc.	Cayman Islands	56%	1.9	16%	N/A
08-Jun-2020	Insider Buyout	China Distance Education Holdings	Cayman Islands	50%	0.2	26%	36%
09-Sep-2019	Sohu.com Limited	Changyou.com Limited	Cayman Islands	67%[2]	0.2	69%	82%
25-Apr-2017	Baring Private Equity Asia, CPPIB	Nord Anglia Education, Inc.	Cayman Islands	67%	1.2	18%	18%
17-Feb-2017	FountainVest Partners, Hillhouse Capital, SEEK Limited	Zhaopin Limited	Cayman Islands	61%[3]	0.5	13%	14%
23-Jun-2016	Ocean Management	Qunar Cayman Islands Limited	Cayman Islands	94%	0.2	15%	15%
03-Aug-2015	Ctrip.com International, Ltd., Tencent Holdings Limited	eLong, Inc.	Cayman Islands	78%	0.2	24%	24%
23-Oct-2014	Brookfield Asset Management Inc.	Brookfield Residential Properties Inc.	Canada	69%	0.9	21%	28%
27-Jan-2014	Insider Buyout, Ningxia Silkroad Equity Investment etc.	Shanda Games Limited	Cayman Islands	76%	0.5	22%	26%
30-May-2012	Fiat Industrial S.p.A.	CNH Global N.V.	Netherlands	88%	2.8	0%	25%
Median	**US Incorporated**					**26%**	**44%**
	Total					**22%**	**35%**
Average	**US Incorporated**					**26%**	**45%**
	Total					**25%**	**39%**
1st Quartile	**US Incorporated**					**17%**	**32%**
	Total					**16%**	**24%**
3rd Quartile	**US Incorporated**					**30%**	**58%**
	Total					**29%**	**49%**

Source: Deal Point Data and company filings. Includes pending and completed acquisitions of public targets listed in the US. Excludes GP-LP transactions. Announced date reflects the date of the first publicly announced proposal. Original premium is the premium implied by the first publicly announced proposal (which may or may not have reflected an agreed to transaction price in an definitive agreement) over the price of the unaffected date. Final premium is implied by the transaction price over the same unaffected date.

[1] Excludes voting proxies granted by shareholders of the company (not including any shareholder who is already a member of the insider) in respect of 17,316,625 issued and outstanding shares, representing approximately 13% of the total issued and outstanding shares. [2] Sohu.com owns approximately 67% of the combined total of the target's outstanding Class A ordinary shares and Class B ordinary shares and approximately 95% of the total voting power. [3] SEEK beneficially owned ordinary shares representing approximately 75% of the voting power and 61% of the share capital.

ARDEA

July 2022 | 19

HIGHLY CONFIDENTIAL

P / LTM EPS Over Time

Selected Traditional Asset Managers | Last 3 Years

Average	3-Year	1-Year	YTD
Panda (GAAP EPS)	15.3x	9.7x	8.1x
Panda (Adjusted EPS)	11.5x	9.7x	8.1x
Selected Comparables[1]	12.1x	10.1x	9.1x

- Quarterly GAAP EPS declined to ($0.08) per share in Q4 2019
  - Decline was mainly due to one-time compensation relating to the one-time issuance of certain unit-based and other awards to a number of the firm's key contributors pursuant to the terms of equity incentive plans in addition to costs related to certain employee departures



45.0x
40.0x
35.0x
30.0x
25.0x
20.0x
15.0x
10.0x
5.0x
0.0x
Jul-19
Jan-20
Jul-20
Jan-21
Jul-21
Jan-22
Jul-22
7.8x
7.4x
7.4x
Panda (GAAP EPS)
Panda (Adjusted EPS)
Selected Comparables¹

	Panda EPS	
	GAAP	Adjusted
Q1 2018	$0.20	$0.20
Q2 2018	0.20	0.20
Q3 2018	0.22	0.22
Q4 2018	0.15	0.16
Q1 2019	0.17	0.17
Q2 2019	0.18	0.18
Q3 2019	0.19	0.19
Q4 2019	(0.08)	0.20
Q1 2020	0.00	0.00
Q2 2020	0.13	0.13
Q3 2020	0.16	0.16
Q4 2020	0.22	0.22
Q1 2021	0.24	0.24
Q2 2021	0.25	0.25
Q3 2021	0.27	0.27
Q4 2021	0.24	0.24
Q1 2022	0.16	0.16

Source: FactSet and company filings. Market data as of 22-July-2022. Note: selected comparables represent median P / LTM EPS per FactSet. Panda adjusted EPS per filings (there was no adjustment made to GAAP earnings except for Q4 2018 and Q4 2019).
[1] Selected Comparables include AMG, JHG, FHI, APAM, BSIG, VCTR and VRTS.

ARDEA July 2022 | 20

HIGHLY CONFIDENTIAL P / N T M E P S O v e r T i m e P a n d a a n d S e l e c t e d P e e r s Range Average 30.0x AMG JHG FHI APAM BSIG VCTR VRTS Median Average Last 10 Years 10.8x 10.2x 13.2x 12.7x 9.5x 5.6x 12.0x 10.8x 10.6x Last 5 Years 7.8x 10.1x 11.0x 10.7x 8.6x 5.6x 8.2x 8.6x 8.9x Last 3 Years 6.9x 9.6x 10.4x 10.4x 9.2x 5.6x 7.3x 9.2x 8.5x Last 1 Year 7.5x 9.8x 10.8x 9.2x 12.6x 6.3x 6.7x 9.2x 9.0x Since 12-Jul-19 6.9x 9.6x 10.4x 10.4x 9.2x 5.6x 7.3x 9.2x 8.5x Jun-12 to 12-Jul-19 12.5x 11.1x 14.4x 13.8x 9.7x 5.6x 14.1x 12.5x 11.6x 25.0x Delta (5.6x) (1.5x) (4.0x) (3.4x) (0.5x) (0.1x) (6.8x) (3.3x) (3.1x) 20.0x Last Available NTM Consensus EPS Estimate (12-July-2019) 15.0x 10.6x 11.4x 10.0x 11.3x 10.0x 9.8x 6.5x 5.0x 6.6x 5.6x 0.0x Jul-12 Jul-13 Jul-14 Jul-15 Jul-16 Jul-17 Jul-18 Jul-19 Jul-20 Jul-21 Jul-22 Panda AMG JHG FHI APAM BSIG VCTR VRTS Source: FactSet. Market data as of 22-July-2022. NTM EPS per FactSet consensus median and represents time-weighted NTM EPS median estimates. Note: No NTM EPS consensus estimate was available for certain dates for Panda in January 2019. July 2022 21

HIGHLY CONFIDENTIAL

Comparison of Traditional Asset Managers

Class B-1 Units Treated as Economically Equivalent to Class B Units

Illustrative Purposes Only

($ in millions except per share data and AUM)

Company Name	Equity Value	Closing Price 22-Jul-22	% of 52 Week High	Dividend Yield (Ann.)	Dividend Yield (LTM)	P/E LTM	P/E 2022E	Rev. Growth '22E-'23E	EV / EBITDA 2022E	EBITDA Margin 2022E	AUM ($B) 31-Mar-22
Panda (Management)	**$ 592**	**$ 6.84**	**57.6 %**	**1.75 %**	**9.06 %**	**7.4 x**	**9.2 x**	**3.8%**	**5.9x**	**47.1 %**	**$53**
Selected Peers											
Affiliated Managers	$ 4,951	$ 120.71	63.0 %	0.03 %	0.03 %	9.2 x	6.7 x	(1.9 %)	7.3 x	41.0 %	$777
Janus Henderson	$ 4,263	$ 24.67	50.8 %	6.32 %	6.16 %	7.8 x	9.6 x	(2.8 %)	6.1 x	28.1 %	$361
Federated Hermes	$ 3,354	$ 34.39	86.4 %	3.14 %	3.14 %	13.2 x	12.5 x	5.5 %	9.4 x	25.8 %	$647
Artisan Partners	$ 3,194	$ 37.43	70.2 %	11.01 %	12.56 %	7.8 x	11.3 x	(1.1 %)	8.5 x	36.4 %	$160
Victory Capital	$ 1,849	$ 25.09	58.2 %	3.99 %	2.75 %	6.5 x	5.6 x	1.8 %	7.3 x	49.7 %	$178
Virtus	$ 1,505	$ 190.18	56.1 %	3.15 %	2.44 %	7.4 x	6.7 x	(2.6 %)	5.6 x	40.4 %	$183
BrightSphere	$ 799	$ 18.71	60.0 %	0.21 %	0.21 %	9.7 x	10.6 x	(4.1 %)	6.6 x	37.0 %	$110
Median			**60.0 %**	**3.15 %**	**2.75 %**	**7.8 x**	**9.6 x**	**(1.9 %)**	**7.3 x**	**37.0 %**	
Mean			**63.5 %**	**3.98 %**	**3.90 %**	**8.8 x**	**9.0 x**	**(0.7 %)**	**7.2 x**	**36.9 %**	

Source: Bloomberg, FactSet and public filings. Panda 2022E metrics per Panda management. Market data as of 22-July-2022.
Note: Dividend yield (Ann.) represents latest dividend paid annualized. Dividend (LTM) represents LTM dividends paid as of 31-March-2022. Panda Class B-1 units treated as economically equivalent to Class B units. See appendix for treatment of Class B-1 units with treasury stock method. Management equity value to enterprise value bridge is based on 30-June-2022 balance sheet and Panda management's guidance related to assumptions on excess cash and investments. Based on public share count and balance sheet information as of 31-March-2022 (10-K and 10-Q) and management's 2022E EBITDA estimate, EV / 2022E EBITDA would be 5.4x.

ARDEA July 2022 | 22

HIGHLY CONFIDENTIAL

Comparison of Traditional Asset Managers

Treasury Stock Method Value for Class B-1 Units

Illustrative Purposes Only

($ in millions except per share data and AUM)

Company Name	Equity Value	Closing Price 22-Jul-22	% of 52 Week High	Dividend Yield (Ann.)	Dividend Yield (LTM)	P/E LTM	P/E 2022E	Rev. Growth '22E-'23E	EV / EBITDA 2022E	EBITDA Margin 2022E	AUM ($B) 31-Mar-22
Panda (Management)	**$ 526**	**$ 6.84**	**57.6 %**	**1.75 %**	**9.06 %**	**7.4 x**	**9.2 x**	**3.8%**	**5.2x**	**47.1 %**	**$53**
Selected Peers											
Affiliated Managers	$ 4,951	$ 120.71	63.0 %	0.03 %	0.03 %	9.2 x	6.7 x	(1.9 %)	7.3 x	41.0 %	$777
Janus Henderson	$ 4,263	$ 24.67	50.8 %	6.32 %	6.16 %	7.8 x	9.6 x	(2.8 %)	6.1 x	28.1 %	$361
Federated Hermes	$ 3,354	$ 34.39	86.4 %	3.14 %	3.14 %	13.2 x	12.5 x	5.5 %	9.4 x	25.8 %	$647
Artisan Partners	$ 3,194	$ 37.43	70.2 %	11.01 %	12.56 %	7.8 x	11.3 x	(1.1 %)	8.5 x	36.4 %	$160
Victory Capital	$ 1,849	$ 25.09	58.2 %	3.99 %	2.75 %	6.5 x	5.6 x	1.8 %	7.3 x	49.7 %	$178
Virtus	$ 1,505	$ 190.18	56.1 %	3.15 %	2.44 %	7.4 x	6.7 x	(2.6 %)	5.6 x	40.4 %	$183
BrightSphere	$ 799	$ 18.71	60.0 %	0.21 %	0.21 %	9.7 x	10.6 x	(4.1 %)	6.6 x	37.0 %	$110
Median			**60.0 %**	**3.15 %**	**2.75 %**	**7.8 x**	**9.6 x**	**(1.9 %)**	**7.3 x**	**37.0 %**	
Mean			**63.5 %**	**3.98 %**	**3.90 %**	**8.8 x**	**9.0 x**	**(0.7 %)**	**7.2 x**	**36.9 %**	

Source: Bloomberg, FactSet and public filings. Panda 2022E metrics per Panda management. Market data as of 22-July-2022.
Note: Dividend yield (Ann.) represents latest dividend paid annualized. Dividend (LTM) represents LTM dividends paid as of 31-March-2022. Class B-1 units and options dilution calculated using treasury stock method. Management equity value to enterprise value bridge is based on 30-June-2022 balance sheet and Panda management's guidance related to assumptions on excess cash and investments. Based on public share count and balance sheet information as of 31-March-2022 (10-K and 10-Q) and management's 2022E EBITDA estimate, EV / 2022E EBITDA would be 4.9x.

ARDEA July 2022 | 23

HIGHLY CONFIDENTIAL S e l e c t e d Tr a d i t i o n a l A s s e t M a n a g e m e n t C h a n g e o f C o n t r o l Tr a n s a c t i o n s F o o t n o t e s 1 Metrics sourced from Merger Agreement and Q1 10Q 2022. Purchase price calculated as per share merger consideration of $12.85 multiplied by diluted shares outstanding. Implied multiple calculated as EV divided by LTM Q1 2022A EBITDA. EV calculated as purchase price less cash and cash equivalents and investment securities. LTM EBITDA calculated as LTM Q1 2022A operating income plus D&A. Target AUM as of 31-Mar-2022. 2 Per BrightSphere’s press release, Pendal Group acquired a 75.1% of ownership interest in Thompson, Siegel Walmsley (“TSW”) from BrightSphere (for $240M) and 24.9% from TSW management for a total consideration of ~$320M. In addition to acquiring BrightSphere’s equity interest in TSW, Pendal also agreed to acquire BrightSphere’s seed capital in TSW strategies post-close for approximately $14M. Purchase price shown excludes the purchase of seed investments. Implied multiple of 7.6x 1H2021A (annualized and excluding synergies) per Pendal Group’s investor presentation. Target AUM as of 31-Mar-2021. 3 Per Macquarie’s investor presentation: total headline consideration of ~$1.7B, headline acquisition multiple of ~10x EV/EBITDA and pro forma multiple of ~6x EV/EBITDA post sell down of balance sheet assets, before the sale of the wealth management business and realization of synergies. Macquarie intended to acquire all of the outstanding common shares of Waddell & Reed and, on completion, sell Waddell & Reed’s wealth management platform to LPL for $300M plus excess net assets. $131B of target AUM includes asset management AUM of ~$68B and wealth management AUA of ~$63B as of 30-Sep-2020. 4 Per BrightSphere’s press release, BrightSphere has agreed to sell its 75.1% ownership interest in Barrow Hanley to Perpetual Limited for $319M. In addition, Perpetual will redeem BrightSphere’s seed capital investments in Barrow Hanley at closing, which had a market value of ~$44M as of 30-Jun-2020. Purchase price shown calculated as $319M (75.1%) grossed up to 100% and does not include the $44M of redemption of seed capital. BrightSphere reported 1H CY2020A EBITDA attributable to controlling interest of $20M. Implied multiple per Perpetual press release. Target AUM as of 30-Jun-2020. 5 Purchase price represents $850M upfront payment. (Note: there are contingent payments of up to $150M over four years based on future business performance.) EBITDA multiple of 6.9x (upfront purchase price excluding expected synergies and tax benefit), 3.8x (upfront purchase price including expected synergies) and 3.2x (upfront purchase price including expected synergies and tax benefit) per Victory Capital’s investor presentation. Target AUM as of 30-Sep-2018. 6 Per Federated Investors’ press release, Federated Investors will pay ~$350M for a 60% interest in Hermes Investment Management. Purchase price shown of $0.6B represents $350M grossed-up to 100%. Per Federated Investors’ investor presentation, EV / EBITDA of 12.8x corresponds to 2017 Hermes standalone EBITDA (post-minority interests). Target AUM as of 31-Dec-2017. Target AUM of $45B represents Ł33B adjusted by GBP USD spot FX conversion rate of 1.35 as of 31-Dec-2017 per investor presentation. Source: Company filings. July 2022 24

D I S C L A I M E R Ardea Partners LP (“Ardea”) has prepared and provided these materials and Ardea’s related oral presentation (collectively, the “Confidential Information”) solely for the information and assistance of the Special Committee of the Board of Directors of Panda (the “Company”) in connection with their consideration of the matters referred to herein. Without Ardea’s prior written consent, the Confidential Information, and Ardea’s preparation and provision of such Confidential Information, may not be used for any other purpose or disclosed or otherwise referred to in any manner. The Confidential Information is (a) for discussion purposes only and (b) speaks only as of the date it is given, reflecting prevailing economic, monetary, market and other conditions as in effect on, and the information made available to Ardea as of, such date. Ardea assumes no responsibility for updating or revising the Confidential Information. The views expressed herein are subject to change based upon a number of factors, including economic, monetary, market and other conditions and the Company’s and any prospective counterparty’s business and prospects. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses, and Ardea does not assume responsibility if future results are materially different from those forecast. The Confidential Information is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by Ardea, if any. The Confidential Information has been prepared using publicly available information and information in reports, due diligence materials, forecasts, projections and other materials provided by or on behalf of the Company and/or any prospective counterparty. Ardea does not assume responsibility for and has relied on, without independent verification, the accuracy and completeness of such information. Ardea has not, and does not, provide advice for tax, legal, regulatory or accounting matters and the Company will remain solely responsible for all aspects of due diligence in connection with the Transaction and the commercial assumptions on which any advice provided by Ardea is based. The Confidential Information does not address the underlying business decision of the Company to engage in any transaction or the relative merits of any strategic alternatives referred to herein as compared to any other alternative that may be available to the Company. Ardea and its affiliates and/or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products relating to the Company or its affiliates, potential parties to a Transaction and their affiliates or persons that are competitors, customers or suppliers of the Company. Nothing herein or any previous or existing relationship between the Company and Ardea will be deemed to create a fiduciary duty or fiduciary or agency relationship between Ardea and the Company, its security holders, affiliates, employees or creditors. July 2022 25